Exhibit 99.1

SWS Group Completes $100 Million Capital Raise

with Hilltop Holdings and Oak Hill Capital Partners

Gerald J. Ford and J. Taylor Crandall Join SWS Group Board of Directors

DALLAS – August 1, 2011- SWS Group, Inc. (NYSE: SWS) today announced the completion of its $100 million capital raise with Hilltop Holdings Inc. (NYSE: HTH) and Oak Hill Capital Partners. The capital will be used to address asset quality issues at its banking subsidiary, Southwest Securities, FSB, (“the Bank”) and for other corporate purposes, including growth opportunities for its broker-dealer.

Pursuant to the transaction, Hilltop and Oak Hill Capital (the “Investors”) each made a $50 million loan to SWS Group, and SWS Group issued each of Hilltop and Oak Hill Capital a warrant to purchase shares of common stock of SWS Group at an exercise price of $5.75 per share. Upon full exercise of the warrants, Hilltop and Oak Hill Capital would each own approximately 17 percent of the Company.

In connection with the closing of the transaction, the Company also announced that Gerald J. Ford, Chairman of the Board of Hilltop, and J. Taylor Crandall, Managing Partner of Oak Hill Capital, have joined the Board of Directors of SWS Group, effective immediately. In addition to the board seats held by Mr. Ford and Mr. Crandall, Hilltop and Oak Hill Capital will each appoint a non-voting observer to the Board of Directors.

“We are pleased to announce the successful completion of this important transaction, and I would like to thank the many shareholders, employees and customers who have been supportive throughout this process,” said James H. Ross, Chief Executive Officer of SWS Group. “This investment represents a significant opportunity for SWS Group as we chart a course for future growth and success. We welcome Mr. Ford and Mr. Crandall to the Board of Directors and look forward to the benefit of their unique expertise and insight.”

Mr. Ford has served as Chairman of the Board of Hilltop since August 2007 and has served as a director of Hilltop since June 2005. Mr. Ford is a banking and financial institutions entrepreneur who has been involved in numerous mergers and acquisitions of private and public sector financial institutions, primarily in the Southwestern United States, over the past 35 years.

Mr. Crandall is a Managing Partner of Oak Hill Capital and has been a member of the firm since 1986. He has senior responsibility for originating, structuring and managing investments for the firm’s Media and Telecom and Technology industry groups. Prior to joining Oak Hill Capital, Mr. Crandall was a Vice President with the First National Bank of Boston, where he managed a leveraged buyout group and the bank’s Dallas energy office. Mr. Crandall earned a B.A. degree, magna cum laude, from Bowdoin College, where he has served on the Board of Overseers. Mr. Crandall also received an honorary doctorate in humane letters from Bowdoin College in 2010.

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Stephens Inc. acted as financial advisor to each of Hilltop and Oak Hill Capital, and Sandler O’Neill + Partners acted as financial advisor to SWS Group. Andrews Kurth LLP and Richards, Layton & Finger, P.A. served as legal advisors to SWS Group. Wachtell, Lipton, Rosen & Katz LLP served as legal advisor to Hilltop. Simpson Thacher & Bartlett LLP served as legal advisor to Oak Hill Capital.

About SWS Group

SWS Group, Inc. is a Dallas-based company offering a broad range of investment and financial services through its subsidiaries. The Company’s common stock is listed and traded on the New York Stock Exchange under the symbol SWS. SWS Group, Inc. subsidiaries include Southwest Securities, Inc., a national clearing firm, registered investment adviser and registered broker-dealer; SWS Financial Services, Inc., a registered investment adviser and a registered broker-dealer serving independent securities brokers and their clients; and Southwest Securities, FSB, one of the largest banks headquartered in the Dallas-Fort Worth metropolitan area.

About Hilltop Holdings Inc.

Hilltop Holdings Inc. is a public holding company that has substantial cash to pursue transactions. Its Chairman, Gerald J. Ford, is one of the nation’s most accomplished financial services executives. Hilltop also owns NLASCO, a company that specializes in providing fire and homeowners insurance to low value dwellings and manufactured homes primarily in Texas and other southern states. NLASCO operates through its wholly-owned subsidiaries, National Lloyds Insurance Company and American Summit Insurance Company.

About Oak Hill Capital Partners

Oak Hill Capital Partners is a private equity firm managing more than $8 billion of committed capital from leading entrepreneurs, endowments, foundations, corporations, pension funds and global financial institutions. Robert M. Bass is the lead investor. Over a period of more than 25 years, the professionals at Oak Hill Capital Partners and its predecessors have invested in more than 70 significant private equity transactions. Oak Hill Capital invests across broad segments of the U.S. and global economies with an industry-focused, theme-based approach. Oak Hill Capital Partners is one of several independently managed firms operating with the Oak Hill name and investing in various asset classes. For more information about Oak Hill Capital Partners, please visit www.oakhillcapital.com.

Forward Looking Statements

Certain information contained in the press release may include “forward-looking statements.” These forward-looking statements relate to the Company’s plans for utilizing the proceeds from the capital raise described in the press release. Such statements also relate to the potential success of the Company’s future plans to strengthen its balance sheet. There can be no assurance that the Company will be able to achieve its goals, or that actual results, performance or achievements of the Company will not differ materially from those expressed or implied by the forward-looking statements. Factors that could cause actual events or results to differ significantly from those described in or implied by the forward-looking statements include, but are not limited to, (1) our ability to attract new deposits and loans; (2) local, regional, and national economic conditions and events and the impact they may have on us and our customers; (3) increasing levels of classified assets, including nonperforming assets, which could adversely affect our earnings and liquidity; (4) market interest rate volatility; (5) changes in legal or regulatory requirements or the results of regulatory examinations that could restrict growth and constrain our activities, including the terms of our Order to Cease and Desist entered into with the Office of Thrift Supervision; and (6) changes in accounting standards and interpretations. For details on these and other factors that could affect expectations, see the cautionary language included under the headings “Risk Factors” and “Forward- Looking Statements” in the Company’s Annual Report on Form 10-K for the year ended June 25, 2010 and other filings with the Securities and Exchange Commission.

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Contact:	Ben Brooks, Corporate Communications
SWS Group, Inc. (214) 859-6351, bdbrooks@swst.com
or
Steve Frankel / James Golden
Joele Frank, Wilkinson Brimmer Katcher (212) 355-4449